Exhibit 4.2

OM ASSET MANAGEMENT PLC.,
as Issuer
and
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
AND
CITIBANK, N.A., as Securities Administrator
FIRST SUPPLEMENTAL INDENTURE
Dated as of July 25, 2016
To
INDENTURE
Dated as of July 25, 2016
$4.800% Senior Notes due 2026

TABLE OF CONTENTS
CLAUSE    PAGE

Article 1Definitions and Provisions of General Application		1
Section 1.01	Relationship with Indenture	1
Section 1.02	Definitions	2
Section 1.03	Applicability	8
Article 2The Notes		8
Section 2.01	Issue Of Notes	8
Section 2.02	Form Of Notes, Authentication Certificate	8
Section 2.03	Additional Notes	8
Section 2.04	Terms Of Notes Incorporated	8
Section 2.05	Global Notes	8
Section 2.06	Transfer And Exchange of Notes	9
Article 3Limitation on Liens		12
Section 3.01	Limitation on Liens	12
Article 4Consolidation, Merger, Sale or Conveyance		13
Section 4.01	Consolidation, Merger, Sale or Conveyance	13
Article 5Optional Redemption		14
Section 5.01	Make-Whole Call	14
In no case will the Trustee or the Securities Administrator have any duty to perform any calculations or obtain any quotations with respect to any Redemption Price.		14
Section 5.02	Redemption for Tax Reasons	14
Article 6Change Of Control Repurchase Event		15
Section 6.01	Offer to Repurchase Upon A Change Of Control Repurchase Event	15
Article 7Additional Amounts		16
Article 8REMEDIES		18
Section 8.01	Events of Default	18
Section 8.02	Notice of Defaults	24
Article 9Defeasance and Covenant Defeasance		24
Section 9.01	Full Defeasance	24
Section 9.02	Covenant Defeasance	25
Section 9.03	Conditions to Defeasance or Covenant Defeasance	25
Section 9.04	Deposited Money and U.S. Government Obligations to Be Held in Trust; Miscellaneous Provisions	27
Section 9.05	Reinstatement	27
Article 10Miscellaneous		28
Section 10.01	Amendments To This Supplemental Indenture And The Notes	28
Section 10.02	Certain Trustee and Securities Administrator Matters	30
Section 10.03	Continued Effect	30
Section 10.04	Provisions Binding On Company’s Successors	30
Section 10.05	Governing Law	30
Section 10.06	Counterparts	30

i

FIRST SUPPLEMENTAL INDENTURE, dated as of July 25, 2016 (this “Supplemental Indenture”), between OM Asset Management plc, a public limited company formed and existing under the laws of England and Wales (herein called the “Company”), having its principal office at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London, United Kingdom EC4V 4GG, Wilmington Trust, National Association, a national banking association duly organized and existing under the laws of United States of America, as Trustee (herein called the “Trustee”), and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Securities Administrator (herein called the “Securities Administrator”).
RECITALS OF THE COMPANY
WHEREAS, the Company, the Trustee and the Securities Administrator are parties to an Indenture dated as of July 25, 2016 (the “Indenture”), providing for the issuance from time to time of notes or other evidences of indebtedness (herein called the “Securities”), to be issued in one or more series as in the Indenture provide, the terms of which are to be determined as set forth in Section 3.01 of the Indenture;
WHEREAS, pursuant to Section 9.01 of the Indenture, without the consent of any Holders, the Company, when authorized by a Board Resolution, the Trustee and the Securities Administrator, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Indenture;
WHEREAS, pursuant to this Supplemental Indenture, the Company desires to create a new series of Securities under the Indenture, to be titled the 4.800% Senior Notes due 2026 in an initial aggregate principal amount of $250,000,000 (the “Notes”) and to establish the forms and the terms, conditions, rights and preferences thereof;
WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Indenture and this Supplemental Indenture has been duly taken; and
WHEREAS, all acts and requirements necessary to make the Notes, when executed by the Company and authenticated and delivered by the Securities Administrator as provided in the Indenture and this Supplemental Indenture, the valid and binding obligations of the Company and to make this Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done and performed.
NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1
DEFINITIONS AND PROVISIONS OF GENERAL APPLICATION
Section 1.01    Relationship with Indenture. With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern with respect to the Notes. The words “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this Supplemental Indenture.
Section 1.02    Definitions. All terms contained in this Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings defined in the Indenture. Solely with respect to the Notes and this Supplemental Indenture, the following definitions shall be added to Section 1.01 of the Indenture and replace any existing definitions (as applicable) in the Indenture, each in appropriate alphabetical order, unless the context requires otherwise.
“Additional Amounts” has the specified in Section 7.01(b).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Below Investment Grade Rating Event” means that both Rating Agencies downgrade the ratings of the Notes to below Investment Grade (or cease to rate the Notes) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control Repurchase Event” means, with respect to the Notes, the occurrence of a Change of Control and a Below Investment Grade Rating Event with respect to the Notes.
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly owned Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution;
(3) the consummation of one or more transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares;
(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person, immediately after giving effect to such transaction;
(5) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or
(6) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision).
Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Clearstream” means Clearstream Banking, société anonyme.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.
“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for such Redemption Date.
“Consolidated Net Worth” means, at a particular date, all amounts which would be included, under stockholders’ equity, on a consolidated balance sheet of the Company and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles as at such date.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:
(1) was a member of the Company’s Board of Directors on the first date that the Notes were issued; or
(2) was appointed or nominated for election by the Permitted Holder pursuant to the contractual rights of the Permitted Holder, or nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election.
“Covenant Defeasance” shall have the meaning specified in Section 9.02 herein.
“Defeasance” shall have the meaning specified in Section 9.01 herein.
“Definitive Note” means a definitive Note in certificated form and registered in the name of the Holder thereof and issued in accordance with the terms of the Indenture, substantially in the form of Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the Schedule of Exchanges of Note attached thereto.
“DTC” shall have the meaning specified in Section 2.02 herein.
“Euroclear” means Euroclear Bank S.A./N.V.
“FACTA” shall have the meaning specified in Section 7.01(c)(3).
“Global Note Legend” means the legend set forth in Section 2.06(f) of this Supplemental Indenture, which is required to be placed on all Global Notes issued under the Indenture and this Supplemental Indenture.
“Global Notes” means, individually and collectively, Notes substantially in the form of Exhibit A that bear the Global Note Legend, that have the Schedule of Exchanges of Note attached thereto and that are deposited with or on behalf of and registered in the name of the Depositary or its nominee.
“Indenture” shall have the meaning set forth in the recitals to this Supplemental Indenture.
“Independent Investment Banker” means any of the Reference Treasury Dealers appointed by the Company.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means, with respect to the Notes being issued on the date hereof, the date hereof and with respect to any additional Notes, the date of original issuance of such additional Notes.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investor Services Inc., or any successor thereto, including a replacement rating agency selected by the Company as provided in the definition of Rating Agency.
“Notes” shall have the meaning set forth in the recitals to this Supplemental Indenture.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include indirectly Euroclear and Clearstream).
“Permitted Holder” means Old Mutual plc or any Affiliate of Old Mutual plc; provided, that, Old Mutual plc and its Affiliates have held, on an aggregate basis, beneficial ownership of more than 30% of the total voting power of the Voting Stock of the Company at all times subsequent to the issue date of the Notes.
“Permitted Liens” means (a) Liens on Voting Stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Significant Subsidiary of the Company or is merged into a direct or indirect Significant Subsidiary of the Company (provided, such Liens are not created or incurred in connection with such transaction and do not extend to any other Significant Subsidiary), (b) statutory liens, liens granted to comply with regulatory requirements, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) Liens on any Voting Stock or profit participating equity interests of any subsidiary that is acquired after the date of the issuance of the Notes to secure or provide for the payment of the purchase price or acquisition cost thereof, (d) other liens of a similar nature as those described in subclause (b) above, (e) Liens in favor of the Company or any subsidiary, (f) Liens in existence on the date of the issuance of the Notes, (g) Liens (not otherwise permitted under Section 3.01) which secure obligations in an aggregate amount at any one time outstanding not exceeding 10% of the Consolidated Net Worth, measured at the time of the creation, incurrence or assumption of any such Lien and based upon the Consolidated Net Worth as at the end of the most recently completed fiscal quarter of the Company for which financial statements are publicly available, and (h) any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a), (c) and (f) that is secured by the same collateral that originally secured the Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Rating Agency” means:
(1) each of Moody’s and S&P; and
(2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.
“Redemption Price” has the meaning specified in Section 5.01 herein.
“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and any other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected from time to time by the Company; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute for such entity another nationally recognized investment banking firm that is a Primary Treasury Dealer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.
“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to, but excluding, such Redemption Date.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto, including a replacement rating agency selected by the Company as provided in the definition of Rating Agency.
“Securities” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Significant Subsidiary” means a Subsidiary of the Company, including its Subsidiaries, which meets any of the following conditions: (1) the Company’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed combination between entities under common control, this condition is also met when the number of common shares exchanged or to be exchanged by the Company exceeds 10% of its total common shares outstanding at the date the combination is initiated); or (2) the Company’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of the Company’s and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (3) the Company’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exclusive of amounts attributable to any non-controlling interests exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.
“Subsidiary” means with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof), provided, however, that (i) an entity not required to be consolidated in the financial statements of a Person prepared in accordance with generally accepted accounting principles in the United States shall not be a “Subsidiary” of such Person, and (ii) with respect the Company, “Subsidiary” shall not include any collective investment fund managed by any Subsidiary of the Company which is created for the purpose of pooling client assets for investment.
“taxes” has the meaning specified in 7.01 herein.
“Tax Jurisdiction” has the meaning specified in 7.01 herein.
“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
“U.S. Government Obligations” shall have the meaning specified in Section 9.03(a). herein
“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 1.03    Applicability. The provisions contained in this Supplemental Indenture shall apply only to the Notes and not to any other series of Securities issued under the Indenture and any covenants provided herein are solely for the benefit of the Holders of the Notes and not for the benefit of the Holders of any other series of Securities issued under the Indenture.
ARTICLE 2
THE NOTES
Section 2.01    Issue Of Notes. A new series of Securities is to be issued under the Indenture as supplemented by this Supplemental Indenture. The series shall be titled the “4.800% Senior Notes due 2026.”
Section 2.02    Form Of Notes, Authentication Certificate. The new series of Notes initially shall be issuable in the form of one or more Global Notes, registered in the name of the Depositary or its nominee. The Depository Trust Company (“DTC”), shall be the Depositary for such Global Notes. The form and terms of the Notes and the Securities Administrator’s certificate of authentication shall be substantially as set forth in Exhibit A hereto. Except as otherwise provided herein, the Notes shall in all respects be subject to the terms, conditions and covenants of the Indenture as supplemented by this Supplemental Indenture (including the form of Note set forth as Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture for all intents and purposes).
Section 2.03    Additional Notes. The Company will initially issue $250,000,000 aggregate principal amount of the Notes. The Company may, without notice to or the consent of the Holders or beneficial owners of the Notes, issue in a separate offering additional notes of the same series as the Notes having the same ranking, interest rate, maturity and other terms as the Notes (except for the Issue Date and public offering price and, if applicable, the initial Interest Payment Date and initial interest accrual date). No such additional notes of the same series as the Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes. Any such additional notes of the same series, together with the original Notes, will constitute a single series under the Indenture as supplemented by this Supplemental Indenture. Such additional notes of the same series of the Notes will be fungible with the Outstanding Notes for United States federal income tax purposes or will be issued under a separate CUSIP number.
Section 2.04    Terms Of Notes Incorporated. The terms and provisions contained in the form of Notes attached as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company, the Trustee and the Securities Administrator, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
Section 2.05    Global Notes. The Notes will be represented by one or more Global Notes. The Global Notes will be deposited upon issuance with the Securities Administrator as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to an account of a Participant or Indirect Participant.

Section 2.06    Transfer And Exchange of Notes. Global Notes. A Global Note may not be transferred as a whole except by the Depositary (who shall initially be DTC) to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor depositary or a nominee of such successor Notes unless (i) the Depositary (A) notifies the Company that it is no longer willing or able to act as Depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company has not appointed a successor Depositary within 90 days after receiving such notice or becoming aware of such condition; (ii) an Event of Default has occurred and is continuing, and the Depositary requests the issuance of certificated notes, or (iii) a change in tax law has occurred that would be adverse to the Company but for the issuance of physical securities in certificated, registered form, and the Company requests the issuance of certificated, registered notes. Upon the occurrence of any of the preceding events in subclauses (i), (ii) or (iii) of this Section 2.06(a) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Securities Administrator. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.04 and 3.06 of the Indenture. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereby.
(b)    Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures of the Depositary, Euroclear and Clearstream. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable:
(i)    Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Securities Administrator to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Beneficial Interests in Global Notes. If not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Securities Administrator either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Securities Administrator containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Securities Administrator shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.06(g).

(c)    Beneficial Interests for Definitive Notes. If any Holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii), the Securities Administrator shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Securities Administrator shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Securities Administrator through instructions from the Depositary and the Participant or Indirect Participant. The Securities Administrator shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.
(d)    Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Securities Administrator shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of a Global Note pursuant to Section 2.06(g).
(e)    Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes, the Securities Administrator shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Securities Administrator the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Securities Administrator duly executed by such Holder or by its attorney, duly authorized in writing.
(f)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE SECURITIES ADMINISTRATOR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE TO THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE SECURITIES ADMINISTRATOR FOR CANCELLATION PURSUANT TO THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK

CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Securities Administrator in accordance with the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Exchanges of Note by the Securities Administrator or by the Depositary at the direction of the Securities Administrator to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Securities Administrator or by the Depositary at the direction of the Securities Administrator to reflect such increase.
(h)    General Provisions.
(i)    To permit registrations of transfers and exchanges permitted hereunder, the Company shall execute and the Securities Administrator shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Trustee’s request in accordance with the Indenture.
(ii)    No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
(iii)    The Securities Administrator shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same Debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)    Neither the Company nor the Securities Administrator shall be required (A) to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer.
(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Securities Administrator, the Paying Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 3.07 of the Indenture) interest on such Notes and for all other purposes, and none of the Trustee, the Securities Administrator, the Paying Agent or the Company shall be affected by notice to the contrary.
(vii)    Neither the Trustee nor the Securities Administrator shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. Neither the Trustee nor the Securities Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture, the Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Supplemental Indenture and Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof or thereof.
ARTICLE 3
LIMITATION ON LIENS
Section 3.01    Limitation on Liens. The Company will not, and will not cause or permit any Subsidiary to, create, assume, incur or guarantee any Indebtedness for borrowed money that is secured by a Lien on any Voting Stock of any Significant Subsidiary owned directly or indirectly by the Company, or any profit participating equity interests of any Significant Subsidiary owned directly or indirectly by the Company, without providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of, or guarantee by, it ranking equally with the Notes) will be secured equally and ratably with or prior to all other Indebtedness secured by such Lien on such Voting Stock or such profit participating equity interests. This Section 3.01 will not limit the Company’s ability or the ability of its Subsidiaries to incur Indebtedness or other obligations secured by Liens on assets other than the Voting Stock or profit participating equity interests of any of a Significant Subsidiary. This limitation will not apply to Permitted Liens.
ARTICLE 4
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 4.01    Consolidation, Merger, Sale or Conveyance. For the benefit of Holders of the Notes, Section 8.01 and 8.02 of the Indenture shall be amended and restated to read in its entirety as follows:
“Section 8.01. Company May Consolidate, Etc., Only on Certain Terms.
The Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:
(a)    the successor or transferee entity, if other than the Company, is a corporation organized and existing under the laws of the United States, any state or territory thereof, the District of Columbia or England and Wales, and expressly assumes by a supplemental indenture executed and delivered to the Trustee and the Securities Administrator, in form reasonably satisfactory to the Trustee and the Securities Administrator, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities of the Company and the performance of every covenant and obligation in the Indenture and the Notes to be performed or observed by the Company;
(b)     immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and
(c)     the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article relating to such transaction and that all conditions precedent herein provided for relating to such transaction have been complied with.
Section 8.02. Successor Substituted. Upon any consolidation by the Company with or merger by the Company with or into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or substantially as an entirety to any Person in accordance with Section 8.01, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, and be subject to every obligation of, the Company under this Indenture as obligor for the Notes with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the Company shall be discharged of all obligations and covenants under this Indenture and the Securities.”

ARTICLE 5
OPTIONAL REDEMPTION
Section 5.01    Make-Whole Call. The Company has the option to redeem all or a portion of the Notes at any time, or from time to time, on no less than 30 nor more than 60 days’ notice mailed to Holders thereof (with a copy to the Trustee and the Securities Administrator), at a “Redemption Price” equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50% (50 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the Redemption Date. If the Company chooses to redeem any Notes, it will deliver a notice of redemption to Holders of Notes (with a copy to the Trustee and the Securities Administrator) not less than 30 nor more than 60 days before the Redemption Date (which notice may be conditioned on the occurrence of one or more events or circumstances, as specified therein). In addition, so long as the Notes are listed on the New York Stock Exchange (or such other exchange as meets the definition of a “recognised stock exchange” within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, the Company will give notice to that exchange and publicize such redemption in accordance with any such requirements of that exchange. Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent as may be specified in the notice of redemption, including, but not limited to, completion of an issuance of Indebtedness or other corporate transaction or event. If the Company is redeeming less than all of the Notes, the particular Notes to be redeemed will be selected by the Securities Administrator in accordance with the Applicable Procedures of the Depositary; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption. On or before any Redemption Date, the Company shall deposit with Paying Agent (or the Securities Administrator) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date.
In no case will the Trustee or the Securities Administrator have any duty to perform any calculations or obtain any quotations with respect to any Redemption Price.
Section 5.02    Redemption for Tax Reasons. If, as the result of any change in or amendment to the laws, regulations or published tax rulings of a Tax Jurisdiction, or any change in or amendment to the official application, administration or interpretation of these laws, regulations or published tax rulings, which change or amendment was not announced before, and becomes effective on or after, July 20, 2016 (or, in the case of any change in or amendment to the laws, regulations or published tax rulings of any jurisdiction that becomes a Tax Jurisdiction after the date of this Supplemental Indenture, which change or amendment was not announced before, and becomes effective on or after, the date such jurisdiction becomes a Tax Jurisdiction), the Company determines in good faith that it must pay (or will have to pay on the next interest payment date) any additional amounts and that such obligation cannot be avoided by the use of reasonable measures available to the Company, then the Company may, at its option, redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes and any additional amounts in respect thereof to, but excluding, the Redemption Date. If the Company chooses to redeem the Notes, it will deliver a notice of redemption to Holders of the Notes (with a copy to the Trustee and the Securities Administrator) to be redeemed not less than 30 but no more than 60 days before the Redemption Date (which notice will be irrevocable). In addition, as long as the Notes are listed on the New York Stock Exchange (or such other exchange as meets the definition of a ‘recognised stock exchange’ within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, the Company will give notice to that exchange and publicize such redemption in accordance with any such requirements of that exchange. Unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portion of the Notes called for redemption. Immediately prior to the delivery of any notice of redemption described above, the Company will deliver to the Trustee and the Securities Administrator (i) an Officer’s Certificate stating that Company is entitled to elect to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right so to elect to redeem have occurred and (ii) an Opinion of Counsel qualified under the laws of the relevant Tax Jurisdiction to the effect that the Company must pay (or will have to pay on the next interest payment date) additional amounts as a result of such amendment or change and that such obligation cannot be avoided by the use of reasonable measures available to the Company. On or before any Redemption Date, the Company shall deposit with Paying Agent (or the Securities Administrator) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date.
ARTICLE 6
CHANGE OF CONTROL REPURCHASE EVENT
Section 6.01    Offer to Repurchase Upon A Change Of Control Repurchase Event. (a) If a Change of Control Repurchase Event occurs with respect to the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus any accrued and unpaid interest on the Notes to be repurchased to but excluding the date of repurchase. Within 30 days following any Change of Control Repurchase Event with respect to the Notes, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will send a notice to each Holder of Notes (with a copy to the Trustee and the Securities Administrator) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(b)    On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:
(1)    accept for payment all Notes or portions of the Notes properly tendered pursuant to the Company’s offer;
(2)    deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of the Notes properly tendered; and
(3)    deliver or cause to be delivered to the Securities Administrator the Notes properly accepted, together with an Officer’s Certificate (copied to the Trustee) stating the aggregate principal amount of Notes being purchased by the Company.
(c)    The Paying Agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes, and the Securities Administrator will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.
(d)    The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
(e)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in any offer made by the Company or any third party following a Change of Control Repurchase Event, and the Company or such third party purchase such Notes, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the Holders of the Notes (with a copy to the Trustee and the Securities Administrator), given not more than 30 days following such repurchase of Notes following the Change of Control Repurchase Event, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.
ARTICLE 7
ADDITIONAL AMOUNTS
(a) All payments made by the Company under, or with respect to, the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of a similar nature, including penalties, interest and other liabilities related thereto (collectively, “taxes”), imposed or levied by or on behalf of any jurisdiction in which the Company is engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or taxing authority of or in any of the foregoing (a “Tax Jurisdiction”), unless the Company is required to withhold or deduct taxes by law or by the official interpretation or administration thereof.
(b)    If the Company is required to withhold or deduct any amount for, or on account of, such taxes from any payment made under or with respect to the Notes, the Company will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such taxes had not been required to be withheld or deducted.
(c)    The Company’s obligation to pay Additional Amounts will not apply to:
(1)    any taxes:
(i)    to the extent that such taxes would not have been so imposed but for the existence of any present or former connection between the Holder or beneficial owner of the Notes and the Tax Jurisdiction imposing such taxes, other than solely resulting from the mere acquisition, holding, or ownership of the Notes;
(ii)    to the extent such taxes would not have been so imposed but for the failure of the Holder or beneficial owner of the Notes to comply with any reasonable request made by the Company in writing to such Holder or beneficial owner at least 30 days before any withholding or deduction of such taxes would be so required, to make a timely and valid declaration or similar claim for exemption from such taxes or to comply with applicable certification, identification, information or other reporting requirements concerning such Holder’s or beneficial owner’s identity, nationality, residence, place of establishment or connection with the Tax Jurisdiction imposing such taxes or to make any other declaration or similar claim or otherwise satisfy any information reporting requirements, in each case, which is imposed by statute, treaty, regulation or administrative practice of such Tax Jurisdiction as a precondition to an applicable exemption from, or reduction in the rate of deduction or withholding of, such taxes, but in each case, only to the extent such Holder or beneficial owner is legally entitled to make such declaration or claim or to comply with such requirements;
(iii)    to the extent such taxes were imposed as a result of presentation of a Note for payment (where presentation is required) by or on behalf of a Holder of Notes that would have been able to avoid such withholding or deduction by presenting such Note to another paying agent; or
(iv)    to the extent such taxes were imposed as a result of presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder of such Note, except to the extent that such Holder would have been entitled to Additional Amounts had the Note been presented for payment on the last day of such 30-day period;
(2)    any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other similar governmental charge;

(3)    with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the US Internal Revenue Code and the U.S. Treasury regulations, thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or guidance enacted or issued in any jurisdiction with respect thereto;
(4)    any taxes payable otherwise than by deduction or withholding from payments under, or with respect to, the Notes; or
(5)    any combination of the items listed in the preceding exceptions (1)-(4).
The foregoing provisions will survive any termination or discharge of the Indenture and any defeasance of the Notes under Article 4 of the Indenture and Article 9 of this Supplemental Indenture.

(d)    Whenever either in the Indenture or this Supplemental Indenture there is mentioned, in any context, payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable by the Company in respect thereof.
ARTICLE 8
REMEDIES
Section 8.01    Events of Default. For the benefit of Holders of the Notes, Article 5 of the Indenture shall be amended and restated to read in its entirety as follows:
“Section 5.01. Events of Default.
“Events of Default”, wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental):
(a)    default for 30 days in payment of any interest on the Notes when it becomes due and payable; or
(b)    default in payment of principal of or any premium on the Notes at Stated Maturity or upon redemption or repayment when the same becomes due and payable; or
(c)    failure to observe or perform any other covenant or agreement with respect to the Notes for 60 days after notice to the Company of such failure by the Trustee or Holders of 25% or more in aggregate principal amount of the then-outstanding Notes; or
(d)    a default under any debt for money borrowed by the Company or any Subsidiary that results in the acceleration of the Stated Maturity of such debt, or failure to pay any such debt at the Stated Maturity, in an aggregate amount of at least $50.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded or annulled, or debt paid, within 30 days after notice to the Company by the Trustee or Holders of 25% or more in aggregate principal amount of the then outstanding Notes; or
(e)    the entry by a court having jurisdiction in the premises of
(i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law; or
(ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
(f)    the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.
Section 5.02. Acceleration of Maturity; Rescission and Annulment.
If an Event of Default (other than an Event of Default specified in Section 5.01(e) or 5.01(f)) with respect to the Notes occurs and is continuing, then in every such case the Trustee may, but shall not be required, or the Holders of not less than 25% in principal amount of the Notes may declare the principal amount of the Outstanding Notes, and any accrued but unpaid interest through the date of such declaration, to be due and payable immediately, by a notice in writing to the Company and the Securities Administrator (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in clause (e) or (f) of Section 5.01 occurs and is occurring, the principal amount of all Outstanding Securities, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may waive any existing Event of Default and its consequences under this Indenture except a continuing Event of Default in payment of interest or premium on, or the principal of, the Notes.
No such rescission shall affect any subsequent default or impair any right consequent thereon.
The Trustee shall not be required to act upon an Event of Default unless a Responsible Officer has received written notice of such Event of Default.
Section 5.03. Collection of Indebtedness and Suits for Enforcement by Trustee.
The Company covenants that if:
(a)    default is made in the payment of any interest on the Notes when such interest becomes due and payable and such default continues for a period of 30 days, or
(b)    default is made in the payment of the principal of (or premium, if any, on) the Notes at the Maturity thereof, the Company will, upon demand of the Trustee, pay to the Trustee (or in accordance with the Trustee’s order), for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed therefor in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements, indemnities, liabilities and advances of the Trustee and/or the Securities Administrator, and each of their agents and counsel.
If an Event of Default with respect to the Notes occurs and is continuing of which a Responsible Officer of the Trustee has received written notice thereof, the Trustee may, but, unless first requested to do so by the Holders of at least a majority in aggregate principal amount of the Outstanding Notes and furnished with security and/or indemnity satisfactory to the Trustee against all costs, expenses and liabilities, shall not be under any obligation to, proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.
Section 5.04. Trustee May File Proofs of Claim.
In case of any judicial proceeding relative to the Company (or any other obligor upon the Securities), its property or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07.
No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.
Section 5.05. Trustee May Enforce Claims Without Possession of Securities.
All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.
Section 5.06. Application of Money Collected.
Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or any premium or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
FIRST: To the payment of all amounts due the Trustee under Section 6.07;
SECOND: To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities for principal and any premium and interest, respectively.
THIRD: Any surplus then remaining shall be paid to the Company or to such party as a court of competent jurisdiction shall direct.
Section 5.07. Limitation on Suits.
No Holder of any Notes shall have any right to institute any action, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(a)    such Holder has given to the Trustee written notice of a continuing Event of Default with respect to the Notes;
(b)    the Holders of not less than 25% in principal amount of the Notes at the time Outstanding, or, in the case of an Event of Default specified in Section 5.01(e) or 5.01(f), the Holders of not less than 25% in principal amount of all Outstanding Securities, have requested the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;
(c)    such Holder or Holders have offered the Trustee such indemnity and security as the Trustee may require;
(d)    the Trustee has failed to institute any such action for 60 days after its receipt of such notice, request and offer of indemnity and security; and
(e)    no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes at the time Outstanding, or, in the case of an Event of Default specified in Section 5.01(e) or 5.01(f), by the Holders of a majority in principal amount of all Outstanding Securities;
it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Section 5.08. Unconditional Right of Holders to Receive Principal, Premium and Interest.
Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 3.07) interest on such Note on the Stated Maturity expressed in such Note (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.
Section 5.09. Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Securities Administrator and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Securities Administrator and the Holders shall continue as though no such proceeding had been instituted.

Section 5.10. Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.06, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 5.11. Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder of the Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Indenture or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 5.12. Control by Holders.
The Holders of a majority in aggregate principal amount of the Notes ,or, in the case of an Event of Default specified in Section 5.01(e) or 5.01(f), by the Holders of a majority in principal amount of all Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes; provided that
(a)    such direction shall not be in conflict with any rule of law or with this Indenture; and
(b)    the Trustee may, but in no case will it have the obligation to or liability for failing to, take any other action deemed proper by the Trustee which is not inconsistent with such direction.
Section 5.13. Waiver of Past Defaults.
The Holders of not less than a majority in aggregate principal amount of the Notes may on behalf of the Holders of all Notes waive any past default hereunder with respect to the Notes and its consequences, except a default
(a)    in the payment of the principal of or any premium or interest on any Notes; or
(b)     in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 5.14. Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee or the Securities Administrator for any action taken, suffered or omitted by the Trustee or Securities Administrator, as applicable, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided that neither this Section nor the Trust Indenture Act shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Company. This Section 5.14 does not apply to a suit by the Trustee or a suit by a Holder pursuant to Section 6.07.
Section 5.15. Waiver of Usury, Stay or Extension Laws.
The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.”
Section 8.02    Notice of Defaults For the benefit of Holders of the Notes, Section 6.02 of the Indenture shall be amended and restated to read in its entirety as follows:
Within 90 days after the occurrence of a default hereunder with respect to the Notes of which a Responsible Officer of the Trustee shall have actual knowledge, the Trustee shall give the Holders of the Notes notice of such default as and to the extent provided by Section 313(c) of the Trust Indenture Act to the extent not cured or waived; provided that, except in the case of a default in the payment of principal or any premium or Interest on any of the Notes, the Trustee shall be protected in withholding such notice if and so long as a committee of trust officers of the Trustee determines that it is in the interest of the Holders. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Securities of such series.”
ARTICLE 9
DEFEASANCE AND COVENANT DEFEASANCE
Section 9.01    Full Defeasance . The Company shall be deemed to have been discharged from its obligations, with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 9.03 are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and to have satisfied all its other obligations under Notes and the Indenture insofar as the Notes are concerned (and the Trustee and the Securities Administrator, at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of the Notes to receive, solely from the trust fund described in and as more fully set forth in such Section, payments in respect of the principal of and any premium and interest on the Notes when payments are due, (b) the Company’s obligations with respect to the Notes under Sections 3.04, 3.05, 3.06, 10.02 and 10.03 of the Indenture, (c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Securities Administrator hereunder and (d) this Article.
Section 9.02    Covenant Defeasance. Upon the Company’s exercise of its option (if any) to have this Section applied to the Notes, (a) the Company shall be released from its obligations under Sections 8.01, 8.02, 10.06 and 10.07 in in the Indenture and Sections 3.01 and 6.01 in this Supplemental Indenture; and (b) the occurrence of any event specified in clauses (c) and (d) of Section 5.01 of the Indenture (with respect to any Sections 8.01, 8.02, 10.06 and 10.07 in the Indenture and Sections 3.01 and 6.01 in this Supplemental Indenture shall be deemed not to be or result in an Event of Default, in each case will respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 9.03 herein are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of clauses (c) and (d) of Section 5.01 of the Indenture), whether directly or indirectly by reason of any reference elsewhere herein or in the Indenture to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein, the Indenture or in any other document, but the remainder of the Indenture, this Supplemental Indenture and the Notes shall be unaffected thereby.
Section 9.03    Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Section 9.01 or Section 9.02 to the Notes:
(a)    The Company shall irrevocably have deposited or caused to be deposited with the Securities Administrator (or another agent which satisfies the requirements contemplated by Section 6.09 of the Indenture and agrees to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of such Securities, (i) U.S. Dollars in an amount, or (ii) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination thereof, in each case sufficient without consideration of reinvestment, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Securities Administrator, to generate enough cash to pay and discharge, and which shall be applied by the Securities Administrator (or any such other qualifying agent) to pay and discharge, the principal of and any premium and interest on the Notes on Maturity, in accordance with the terms of this Supplemental Indenture, the Indenture and the Notes. As used herein, “U.S. Government Obligation” means (x) any security denominated in U.S. Dollars which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S.

Government Obligation which is specified in Clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.
(b)    In the case of Section 9.01, the Company shall have delivered to the Trustee and the Securities Administrator an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of this Supplemental Indenture, there has been a change in the applicable federal income tax law, in either case (i) or (ii) to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur
(c)    In the case of Section 9.02, the Company shall have delivered to the Trustee and the Securities Administrator an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur.
(d)    The Company shall have delivered to the Trustee and the Securities Administrator an Officer’s Certificate to the effect that neither the Notes nor any other Notes of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit.
(e)    No event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes or any other Securities shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in clause (e) or (f) of Section 5.01 of the Indenture, at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 90th day).
(f)    Such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Securities are in default within the meaning of such act).
(g)    Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.
(h)    Such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment

Company Act unless such trust shall be registered under such act or exempt from registration thereunder.
(i)    The Company shall have delivered to the Trustee and the Securities Administrator an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with.
Section 9.04    Deposited Money and U.S. Government Obligations to Be Held in Trust; Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 10.03 of the Indenture, all U.S. Dollars and U.S. Government Obligations (including the proceeds thereof) deposited with the Securities Administrator or other qualifying agent (solely for purposes of this Section, the Securities Administrator and any such other securities administrator are referred to collectively as the “Securities Administrator”) pursuant to Section 9.03 in respect of the Notes shall be held in trust and applied by the Securities Administrator, in accordance with the provisions of such Securities and this Supplemental Indenture and the Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent) as the Securities Administrator may determine, to the Holders of the Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but U.S. Dollars so held in trust need not be segregated from other funds except to the extent required by law. The Company shall pay and indemnify the Trustee and the Securities Administrator against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes. Anything in this Article to the contrary notwithstanding, the Securities Administrator shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 9.03 with respect to the Notes which, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Securities Administrator, are in excess of the amount thereof which would then be required to be deposited to effect the Defeasance or Covenant Defeasance, as the case may be, with respect to the Notes.
Section 9.05    Reinstatement. If the Securities Administrator or the Paying Agent is unable to apply any money in accordance with this Article with respect to the Notes by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations under the Indenture and the Notes from which the Company has been discharged or released pursuant to Section 9.01 or 9.02 shall be revived and reinstated as though no deposit had occurred pursuant to this Article with respect to the Notes, until such time as the Securities Administrator or Paying Agent is permitted to apply all money held in trust pursuant to Section 9.04 with respect to the Notes in accordance with this Article; provided, however, that if the Company makes any payment of principal of or any premium or interest on any the Notes following such reinstatement of its obligations, the Company shall be subrogated to the rights (if any) of the Holders of the Notes to receive such payment from the money so held in trust.

ARTICLE 10
MISCELLANEOUS
Section 10.01    Amendments To This Supplemental Indenture And The Notes. For the benefit of Holders of the Notes, Section 9.01 and 9.02 of the Indenture shall be amended and restated to read in their entirety as follows:
“Section 9.01. Supplemental Indentures Without Consent of Holders.
Without the consent of any Holders, the Company, when authorized by a Board Resolution, the Trustee and the Securities Administrator, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee and the Securities Administrator, for any of the following purposes:
(a)    to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes;
(b)    to add to the covenants of the Company or to surrender any of the Company’s rights, or add any rights for the benefit of the Holders of the Notes;
(c)     to add any additional Events of Default for the benefit of the Holders of all or any series of Securities (and if such additional Events of Default are to be for the benefit of less than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series);
(d)     to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of the Notes in uncertificated form;
(e)    to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities; provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding;
(f)    to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01;
(g)    to evidence and provide for the acceptance of appointment hereunder by a successor Trustee or successor Securities Administrator with respect to the Notes or one or more series of other Securities and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee or more than one Securities Administrator, pursuant to the requirements of Section 6.11;
(h)    to secure the Securities of any series;

(i)    to qualify an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, or to comply with the requirements of the SEC in order to maintain the qualification of such indenture under the Trust Indenture Act;
(j)    to cure any ambiguity, defect or inconsistency herein;
(k)    to conform any provision of the Indenture or any Securities to the description thereof reflected in any prospectus (including this prospectus), prospectus supplement, offering memorandum or similar offering document used in connection with the initial offering or sale of such Securities to the extent that such description was intended to be verbatim recitation of a provision of the Indenture, the Securities or any related guarantees or security documents; or
(l)    to make any other provisions with respect to matters or questions arising under this Indenture; provided that such action pursuant to this clause (l) shall not adversely affect the interests of the Holders of the Notes in any material respect.
Section 9.02. Supplemental Indentures With Consent of Holders.
With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Company, the Trustee and the Securities Administrator, the Company, when authorized by a Board Resolution, the Trustee and the Securities Administrator may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Securities of such series under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Notes affected thereby,
(a)    change the Stated Maturity of the principal of, or any premium on, or any installment of principal of or interest on the Notes, or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of the Notes, or change the dates or periods for any redemption or repayment or change any Place of Payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the State Maturity thereof or, in the case of redemption or repayment, on or after the Redemption Date or repayment date);
(b)    reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences provided for in this Indenture; or
(c)    modify any of the provisions of this Section, Section 5.13 or Section 10.08, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each of the Outstanding Notes affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 10.08, or the deletion of this proviso, in accordance with the requirements of Section 6.11 and clause (i) of Section 9.01.
A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.
It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.”
Section 10.02    Certain Trustee and Securities Administrator Matters. The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company. In connection with this Supplemental Indenture, to the extent not already provided for herein, each of the Trustee and the Securities Administrator shall be entitled to the benefit of every provision of the Indenture limiting the liability of or affording rights, privileges, protections, exculpations, immunities, indemnities or other benefits to the Trustee or the Securities Administrator, as applicable, as if they were each expressly set forth herein for the Trustee's or the Securities Administrator's benefit, as applicable, mutatis mutandis.
Section 10.03    Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as further supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
Section 10.04    Provisions Binding On Company’s Successors. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by the Company shall bind its successors and assigns whether so expressed or not.
Section 10.05    Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
Section 10.06    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original regardless of whether delivered in physical or electronic form, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.
OM ASSET MANAGEMENT PLC

By: /s/ Peter L. Bain
Name: Peter L. Bain
Title: President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ John T. Needham, Jr.
Name: John T. Needham, Jr.
Title: Vice President

CITIBANK, N.A., as Securities Administrator

By: /s/ Danny Lee
Name: Danny Lee
Title: Vice President

EXHIBIT A

FORM OF NOTE

[FACE OF NOTE]
[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE SECURITIES ADMINISTRATOR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE TO THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE SECURITIES ADMINISTRATOR FOR CANCELLATION PURSUANT TO THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

OM ASSET MANAGEMENT PLC
4.800% SENIOR NOTE DUE 2026

CUSIP 67110KAA9
ISIN US67110KAA97
Dated: [—]

No. [—]    [Initially] $[—]

OM ASSET MANAGEMENT PLC, a public limited company formed and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [ ], or registered assigns, the principal sum of $250,000,000 Dollars on July 27, 2026 and to pay interest thereon from July 25, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on January 27 and July 27, of each year, commencing January 27, 2017, at the rate of 4.800% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business in the Place of Payment on the Regular Record Date for such interest, which shall be January 12 and July 12 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of the Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Securities Administrator, as Paying Agent, maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and, in the case of Global Notes, in accordance with the Applicable Procedures of the Depository.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Securities Administrator referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile.
OM ASSET MANAGEMENT PLC

By:    _______________________________
Name:
Title:

SECURITIES ADMINISTRATOR’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
CITIBANK, N.A., not in its individual capacity but solely as Securities Administrator

By:    _______________________________
Authorized Signatory

Dated:

[REVERSE SIDE OF NOTE]

OM ASSET MANAGEMENT PLC
4.800% SENIOR NOTE DUE 2026
This is one of a series of Securities issued under the indenture, dated as of July 25, 2016 (as amended from time to time, the “Base Indenture”), between the Company, Wilmington Trust, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture) and Citibank, N.A., as Securities Administrator (herein called the “Securities Administrator”, which term includes any successor securities administrator under the Indenture), as supplemented by the First Supplemental Indenture, dated as of July 25, 2016 (the “Supplemental Indenture”) between the Company, the Trustee and the Securities Administrator. The Base Indenture as so supplemented by the Supplemental Indenture is referred to herein as the “Indenture.” The title of the Securities of this series is 4.800% Senior Notes due 2026 (the “Notes”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.
This Note is subject to optional redemption and tax redemption, and may be the subject of an offer to purchase upon the occurrence of a Change of Control Repurchase Event as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.
In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to this Note, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company, the Trustee and the Securities Administrator with the consent of the Holders of more than 50% in principal amount of the Notes at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of all Holders of the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any action with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder has previously given the Trustee written notice of a continuing Event of Default with respect to Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding, or, in the case of an Event of Default specified in Section 5.01(e) or 5.01(f) of the Indenture, the Holders of not less than 25% in principal amount of all Outstanding Securities, have made requested the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee such indemnity and security as the Trustee may require, and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding or, in the case of an Event of Default specified in Section 5.01(e) or 5.01(f) of the Indenture, by the Holders of a majority in principal amount of all Outstanding Securities, a direction inconsistent with such request, and shall have failed to institute any such action, for 60 days after receipt of such notice, request and offer of indemnity and security. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Security for registration of transfer at the applicable Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note are exchangeable for a like aggregate principal amount of this Note and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company and the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, the Securities Administrator and any agent of the Company, the Trustee or the Securities

Administrator may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee, the Securities Administrator or any such agent shall be affected by notice to the contrary.
THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[SCHEDULE OF INCREASES OR DECREASE IN GLOBAL NOTE]
The following increases or decreased in this Global have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Securities Administrator

TRANSFER NOTICE
FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto
Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated______________________________________:	________________________________________
________________________________________
Signature(s)

______________________________________
Signature Guarantee
Signature(s) must be guaranteed by an eligible
Guarantor Institution (banks, stock brokers,
savings and loan associations and credit
unions) with membership in an approved
signature guarantee medallion program pursuant
to Securities and Exchange Commission Rule 17
Ad-15 if Notes are to be delivered other than
to and in the name of the registered holder.

Fill in for registration of Notes if to be
delivered other than to and in the name
of the registered holder:
__________________________________
(Name)
__________________________________
(Street Address)
__________________________________
(City, State and Zip Code)
Please print name and address
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.
___________________________
Social Security or Other Taxpayer
Identification Number